Exhibit 99.2
The Scotts Miracle-Gro Company           NEWS
ScottsMiracle-Gro Names Dave Evans as Chief Financial Officer
MARYSVILLE, Ohio, Sept 14, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — The Scotts Miracle- Gro Company (NYSE: SMG), the global leader in the consumer lawn and garden industry, today announced that David C. Evans has been named Executive Vice President and Chief Financial Officer. He replaces Chris Nagel, who earlier in the week was named Executive Vice President of the North American consumer business.
Evans, 43, a 12-year veteran of ScottsMiracle-Gro, most recently was senior vice president of finance and global shared services, where he had finance leadership responsibility for all of the business units and shared services functions.
“Dave’s extensive knowledge of our business, coupled with his strong financial skills, make him an obvious selection for this role,” said Jim Hagedorn, chairman and chief executive officer. “He is a respected leader throughout our organization — including the Board of Directors — and has a proven track record of high performance. I believe his integrity and straightforward communications style will be well-received by Wall Street.”
Evans joined Scotts in 1996 as director of finance for operations and was promoted to vice president of finance for the consumer lawns business in 1998. In 2000, he was named vice president of finance for North American sales before being named chief financial officer for the North America business unit in 2003.
A certified public accountant, Evans worked eight years with Arthur Anderson before joining ScottsMiracle-Gro. He holds a Bachelor of Science degree in accounting from The Ohio State University and attended the Kellogg Management Institute at Northwestern University.
Evans resides with his wife and two children in Lewis Center, Ohio.

About ScottsMiracle-Gro
With more than $2.3 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts(R), Miracle-Gro(R) and Ortho(R) brands are market-leading in their categories, as is the consumer Roundup(R) brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol(R), Pathclear(R), Evergreen(R), Levington(R), Miracle-Gro(R), KB(R), Fertiligene(R) and Substral(R). For additional information, visit us at www.scotts.com.
SOURCE Scotts Miracle-Gro Company
Jim King, Vice President,
Corporate Communications & Investor Relations of Scotts Miracle-Gro Company,
+1-937-578-5622
http://www.prnewswire.com